Exhibit 99.1

Neuronetics Reports First Quarter 2020 Financial and Operating Results

MALVERN, Pa., May 05, 2020 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the first quarter of 2020.

First Quarter 2020 Summary

•	The Company saw a significant negative impact as a result of COVID-19 and the resulting governmental responses and economic turmoil during the second half of March 2020
•	First quarter 2020 revenue was $11.5 million, compared to first quarter 2019 revenue of $12.7 million
•	Active installed base was 1,119, as of March 31, 2020, an increase of 20% over the prior year period

Recent Operational Highlights

•

On April 8, 2020 the Company announced a corporate restructuring and now expects operating expenses for the full year 2020 to be in the range of $58 to $60 million, compared to the previously issued guidance of $76 to $78 million. On an annualized basis, this restructuring is estimated to reduce annual operating expenses by $27 to $29 million.

•

On April 22, 2020 the Company received a Paycheck Protection Program loan in the amount of approximately $6.4 million. Due to questions concerning the eligibility of public companies similarly situated to the Company, the Company will repay its PPP loan on or before May 7, 2020.

“Despite a solid start to 2020 during January and February, both in terms of new system sales as well as revenue per active system, our business was materially impacted by the COVID-19 pandemic beginning in mid-March.  In response to the disruptions and economic uncertainty caused by the COVID-19 pandemic and related governmental responses, we have implemented a corporate restructuring program to preserve capital as we manage through the pandemic and the resulting impact on the global economy,” said Steve Furlong, Chief Financial Officer of Neuronetics and member of the interim Office of the President of Neuronetics. “We believe the restructuring actions we have taken best position us to weather the fallout from COVID-19, maintain our balance sheet strength and preserve our market leadership position. As we navigate these challenging times, we are focused on supporting the well-being of our employees and their families as well as our customers and their patients. We are ready to satisfy the increased demand for NeuroStar Advanced Therapy that we expect will materialize in the wake of the COVID-19 pandemic and associated global economic turmoil.”

First Quarter 2020 Financial and Operating Results

	Revenues by Geography
	Three Months ended March 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$11,177	$12,546	-11%
International	299	182	64%
Total revenues	$11,476	$12,728	-10%

Total revenue for the first quarter of 2020 was $11.5 million, a decrease of 10% versus first quarter 2019 revenue of $12.7 million as a result of the COVID-19 pandemic, related governmental responses and resulting economic turmoil. The decrease was primarily driven by an 11% reduction in U.S. revenue, offset by an increase in international revenue. The year over year growth in international revenue was primarily driven by increased system sales and treatment session purchases.

	United States Revenues by Product Category
	Three Months ended March 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,594	$3,350	-23%
Treatment sessions	8,193	8,778	-7%
Other	390	418	-7%
Total United States revenues	$11,177	$12,546	-11%

	United States NeuroStar Advanced Therapy System Revenues by Type Three Months ended March 31,
	2020	2019
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Capital	$2,410	$2,939	-18%
Operating lease	155	182	-15%
Other	29	229	-87%
Total U.S. NeuroStar Advanced Therapy System revenues	$2,594	$3,350	-23%

U.S. NeuroStar Advanced Therapy System revenue for the first quarter of 2020 was $2.6 million, a decrease of 23% versus first quarter 2019 revenue of $3.4 million. The decrease was primarily driven by a lower number of NeuroStar systems sold in the quarter, lower blended NeuroStar Capital System ASPs due to higher mix of sales type leases during the quarter, as well as lower other revenue related to fewer HP Coil upgrades sold in the first quarter of 2020. In the quarter, the Company sold 38 systems, down from 43 systems in the first quarter of 2019 as a result of the impact of COVID-19.

As of March 31, 2020, the active unit installed base in the U.S. was 1,119. This represents an increase of 188 units, or 20%, over the active unit installed base as of March 31, 2019 and an increase of 34 units over the active installed base as of December 31, 2019.

U.S. treatment session revenue for the first quarter of 2020 was $8.2 million, a decrease of 7% versus first quarter 2019 revenue of $8.8 million. The decrease was primarily driven by a decline in average revenue per active system, largely driven by a reduction in per click treatment session volume during March caused by COVID-19.

Gross margin for the first quarter of 2020 was 75.5% compared to first quarter 2019 gross margin of 77.9%. The decrease was a result of lower blended NeuroStar Capital System ASPs, as well as lower per click treatment session volumes during the quarter.

Operating expenses during the first quarter of 2020 were $19.0 million, an increase of $2.1 million compared to $17.0 million in the first quarter of 2019. The increase was primarily driven by sales force expansion, higher product and clinical development expenses, as well as management transition costs.

Net loss for the first quarter of 2020 was $(12.6) million, or $(0.68) per share, as compared to first quarter 2019 net loss of $(7.5) million, or $(0.42) per share. Net loss per share was based on 18,680,542 and 18,026,015 weighted-average ordinary shares outstanding for the first quarters of 2020 and 2019, respectively.

EBITDA for the first quarter of 2020 was $(10.8) million as compared to the first quarter of 2019 EBITDA of $(6.4) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $63.6 million as of March 31, 2020. This compares to cash and cash equivalents of $75.7 million as of December 31, 2019.

COVID-19 Update

The Company was on track to meet its previously issued revenue guidance for the quarter prior to the escalation of the COVID-19 pandemic in the United States and the resulting governmental responses and economic turmoil. The Company experienced a material impact to revenue beginning in mid-March, particularly with regards to U.S. treatment session revenues. As noted in the Company’s April 8, 2020 press release, the Company expects that capital equipment sales and treatment session revenues will be materially impacted by this pandemic as customers are deferring capital purchase decisions, and new patient treatment starts and system utilization have declined compared to pre-COVID-19 projections.

The Company previously withdrew full year 2020 guidance on April 8, 2020. At this date, the Company is unable to estimate the specific duration or scale of the impact of the COVID-19 pandemic on its financial and operating results and is therefore only providing forward looking guidance as to the Company’s projected full year 2020 operating expense.

On April 27, 2020, the Company announced that it had applied for and received a $6.4 million loan from the Paycheck Protection Program. The Company intended to use the funds to protect jobs, fund payroll and cover other eligible expenses through June 30, 2020. When the Company applied for the loan, we had a good faith belief that our receipt of the funds was necessary and that we were an eligible borrow under the program. Due to questions concerning the eligibility of public companies similarly situated to the Company, the Company will repay its PPP loan on or before May 7, 2020.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on May 5, 2020 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 5743759, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company's website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2020, including with respect to revenue, gross margins, operating expense, the level of new system sales and any specific projections provided; the Company’s expectations regarding domestic and international growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

610-455-2778

cmanko@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended
	March 31,
	2020	2019
Revenues	$11,476	$12,728
Cost of revenues	2,811	2,807
Gross Profit	8,665	9,921
Operating expenses:
Sales and marketing	10,723	9,592
General and administrative	5,287	4,599
Research and development	3,021	2,786
Total operating expenses	19,031	16,977
Loss from Operations	(10,366)	(7,056)
Other (income) expense:
Interest expense	1,523	919
Loss on extinguishment of debt	924	-
Other expense (income), net	(200)	(446)
Net Loss	$(12,613)	$(7,529)

Net loss per share of common stock outstanding, basic and diluted	$(0.68)	$(0.42)
Weighted-average common shares outstanding, basic and diluted	18,681	18,026

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$63,647	$75,708
Accounts receivable, net	6,251	6,569
Inventory	2,879	2,775
Current portion of net investments in sales-type leases	1,117	880
Current portion of prepaid commission expense	739	689
Prepaid expenses and other current assets	1,799	1,830
Total current assets	76,432	88,451
Property and equipment, net	963	1,107
Operating lease right-of-use assets	3,704	3,796
Net investments in sales-type leases	1,861	1,730
Prepaid commission expense	4,148	3,779
Other assets	1,347	1,305
Total Assets	$88,455	$100,168
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,610	$4,625
Accrued expenses	5,955	9,031
Deferred revenue	2,255	2,228
Current portion of operating lease liabilities	566	559
Current portion of long-term debt, net	-	11,250
Total current liabilities	12,386	27,693
Long-term debt, net	34,210	19,898
Deferred revenue	1,984	2,106
Operating lease liabilities	3,364	2,619
Total Liabilities	51,944	52,316
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at March 31, 2020 and December 31, 2019	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,726 and 18,645 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	187	186
Additional paid-in capital	299,024	297,753
Accumulated deficit	(262,700)	(250,087)
Total Stockholders' Equity	36,511	47,852
Total Liabilities and Stockholders’ Equity	$88,455	$100,168

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Three Months ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(12,613)	$(7,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	301	204
Share-based compensation	1,196	501
Non-cash interest expense	782	177
Cost of rental units purchased by customers	70	27
Loss on extinguishment of debt	622	-
Changes in certain assets and liabilities:
Accounts receivable, net	383	(47)
Inventory	(104)	59
Net investment in sales-type leases	(368)	(360)
Leasehold reimbursement	836	-
Prepaid commission expense	(419)	(515)
Prepaid expenses and other assets	285	504
Accounts payable	(1,299)	(1,475)
Accrued expenses	(3,227)	(1,236)
Deferred revenue	(95)	120
Net Cash Used in Operating Activities	(13,650)	(9,570)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(266)	(274)
Net Cash Used in Investing Activities	(266)	(274)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	35,000	-
Repayment of long-term debt	(32,500)	-
Payments of debt issuance costs	(721)	-
Proceeds from exercises of stock options	76	1,407
Net Cash Provided by Financing Activities	1,855	1,407
Net Decrease Increase in Cash and Cash Equivalents	(12,061)	(8,437)
Cash and Cash Equivalents, Beginning of Period	75,708	104,583
Cash and Cash Equivalents, End of Period	$63,647	$96,146

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended
	March 31,
	2020	2019
EBITDA Reconciliation	(in thousands)
Net loss	$(12,613)	$(7,529)
Interest expense	1,523	919
Income taxes	-	-
Depreciation and amortization	301	204
EBITDA	$(10,789)	$(6,406)